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                                                                   EXHIBIT 10.15

                          CHANGE OF CONTROL AGREEMENT

     This Change of Control Agreement (this "Agreement"), dated as of ______________, 1999, is between PRIMUS KNOWLEDGE SOLUTIONS, INC., a Washington corporation (the "Company"), and _________________ (the "Employee").

                                    RECITAL

     The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section
1.1 hereof) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Employee arising from the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Employee's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Employee with reasonable compensation and benefit arrangements upon a Change of Control.

                                   AGREEMENT

     In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

1.   DEFINITIONS

     1.1  Change of Control

     "Change of Control" means any of the following events:

     (a) Consummation of any merger, consolidation or share exchange of the Company or pursuant to which shares of the Company's stock are converted into cash, securities or other property, if following such merger, consolidation or share exchange the holders of the Company's outstanding voting securities immediately prior to such merger, consolidation or share exchange own less than a majority of the outstanding voting securities of the surviving corporation;

     (b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the

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Company's assets other than a transfer of the Company's assets to a majority-
owned subsidiary of the Company; or

     (c) Acquisition by a person, within the meaning of Section 3(a)(9) or of
Section 13(d)(3) of the Exchange Act of 1934, as amended (the "Exchange Act") of a majority or more of the Company's outstanding voting securities (whether directly or indirectly, beneficially or of record). Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) under the Exchange Act.

     1.2  Change of Control Date

     "Change of Control Date" shall mean the first date on which a Change of Control occurs.

     1.3  Employment Period

     "Employment Period" shall mean the one-year period commencing on the Change of Control Date and ending on the first anniversary of such date.

2.   TERM

     The term of this Agreement ("Term") shall be for one year following the Change of Control Date, unless extended by the parties hereto.

3.   EFFECT ON OTHER AGREEMENTS

     The provisions of this Agreement shall be deemed to amend the terms of those certain Option Agreements (the "Option Agreements") between the Company and the Employee, dated ______________, relating to the Employee's incentive stock option to purchase ___________ shares of the Company's common stock (as adjusted to reflect a one-for-three stock split effected in May 1999) and the Employee's nonqualified stock option to purchase ________ shares (as adjusted to reflect a one-for-three stock split effected in May 1999) of the Company's common stock, respectively (the "Employee Options").

4.   ACCELERATION OF VESTING

     Immediately prior to closing of a Change of Control, fifty percent (50%) of the unvested portion of all options to purchase the Company's stock held by the Employee at the time of the Change of Control shall automatically become fully vested and exercisable whether or not the vesting requirements set forth in the applicable Option Agreements have been satisfied; provided, that the vesting of

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options that are subject to performance criteria which, if met, would accelerate the option vesting to time-based vesting only shall not accelerate pursuant to this Section 4 unless such performance criteria have already been met and such options have become subject to time-based vesting only.

5.   EMPLOYMENT

     5.1  Employment Period

     During the Employment Period, the Company hereby agrees to continue the Employee in its employ or in the employ of its affiliated companies, and the Employee hereby agrees to remain in the employ of the Company or its affiliated companies, in accordance with the terms and provisions of this Agreement; provided, however, that either the Company or the Employee may terminate the employment relationship subject to the terms of this Agreement.

     5.2  Position and Duties

     During the Employment Period, the Employee's title, position, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Change of Control Date.

     5.3  Location

     During the Employment Period, the Employee's services shall be performed at the Company's headquarters on the Change of Control Date or any office which is subsequently designated as the headquarters of the Company and is located in King County, Washington.

     5.4  Termination Prior to Change of Control

     If prior to the Change of Control Date, the Employee's employment with the Company or its affiliated companies terminates for any reason, then the Employee shall have no further rights under this Agreement; provided, however, that the Company may not avoid liability for any termination payments which would have been required during the Employment Period pursuant to Section 9 hereof by terminating the Employee prior to the Employment Period where such termination is carried out in anticipation of a Change of Control and the principal motivating purpose is to avoid liability for such termination payments.

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6.   ATTENTION AND EFFORT

     During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee will devote all his productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to him hereunder, and he will use his reasonable best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Employee to (a) serve on corporate, civic or charitable boards or committees approved in advance by the Company's Board of Directors, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee's responsibilities in accordance with this Agreement and (d) other activities approved in advance by the Company. It is expressly understood and agreed that to the extent any such activities have been conducted by the Employee prior to the Employment Period, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the Employment Period shall not thereafter be deemed to interfere with the performance of the Employee's responsibilities to the Company.

7.   COMPENSATION AND BENEFITS

     As long as the Employee remains employed by the Company during the Employment Period, the Company agrees to pay or cause to be paid to the Employee, and the Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

     7.1  Salary

     The Employee shall receive an annual base salary (the "Annual Base Salary") at least equal to the annual salary established by the Board or a committee of the Board (the "Compensation Committee") for the fiscal year in which the Change of Control Date occurs. The Annual Base Salary shall be paid in substantially equal installments and at the same intervals as the salaries of other employees of the Company are paid. The Board or the Compensation Committee shall review the Annual Base Salary at least annually and shall determine in good faith and consistent with any generally applicable Company policy any increases for future years.

     7.2  Bonus

     In addition to Annual Base Salary, the Employee shall be awarded an annual bonus (the "Annual Bonus") in cash at least equal to the average annualized (for any fiscal year consisting of less than 12 full months) bonus paid or payable, including by

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reason of any deferral, to the Employee by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Change of Control Date occurs. Each such Annual Bonus shall be paid no later than 90 days after the end of the fiscal year for which the Annual Bonus is awarded, unless the Employee shall elect to defer the receipt of such Annual Bonus.

     7.3  Incentive, Retirement and Welfare Benefit Plans; Vacation

     During the Employment Period, the Employee shall be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such fringe benefit programs as shall be generally made available to other employees of the Company and its affiliated companies from time to time during the Employment Period by action of the Board (or any person or committee appointed by the Board to determine fringe benefit programs and other emoluments), including, without limitation, paid vacations; any stock purchase, savings or retirement plan, practice, policy or program; and all welfare benefit plans, practices, policies or programs (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans or programs).

     7.4  Expenses

     During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for the employees of the Company and its affiliated companies during the Employment Period.

8.   TERMINATION

     During the Employment Period, employment of the Employee may be terminated as follows:

     8.1  By the Company or the Employee

     At any time during the Employment Period, the Company may terminate the employment of the Employee with or without Cause (as defined below), and the Employee may terminate his employment for Good Reason (as defined below) or for any reason, upon giving Notice of Termination (as defined below).

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     8.2  Automatic Termination

     This Agreement and the Employee's employment during the Employment Period shall terminate automatically upon the death or Total Disability of the Employee. The term "Total Disability" as used herein shall mean the Employee's inability (with such accommodation as may be required by law and which places no undue burden on the Company), as determined by an independent physician selected by the Company and reasonably acceptable to the Employee, to perform the duties set forth in Section 5.2 hereof for a period or periods aggregating 120 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Employee's control, unless the Employee is granted a leave of absence by the Board. The Employee and the Company hereby acknowledge that the duties specified in Section 5.2 hereof are essential to the Employee's position and that Employee's ability to perform those duties is the essence of this Agreement.

     8.3  Notice of Termination

     Any termination by the Company or by the Employee during the Employment Period shall be communicated by Notice of Termination to the other party given in accordance with Section 12 hereof. The term "Notice of Termination" shall mean a written notice which (a) indicates the specific termination provision in this Agreement relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company hereunder or preclude the Employee or the Company from asserting such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

     8.4  Date of Termination

     During the Employment Period, "Date of Termination" means (a) if the Employee's employment is terminated by reason of death, at the end of the calendar month in which the Employee's death occurs, (b) if the Employee's employment is terminated by reason of Total Disability, immediately upon a determination by the Company of the Employee's Total Disability, and (c) in all other cases, five days after the effective date of notice pursuant to Section 12 hereof. The Employee's employment and performance of services will continue during such five-day period; provided, however, that the Company may, upon notice to the Employee and without

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reducing the Employee's compensation during such period, excuse the Employee from any or all of his duties during such period.

9.   TERMINATION PAYMENTS

     In the event of termination of the Employee's employment during the Employment Period, all compensation and benefits set forth in this Agreement shall terminate, except as specifically provided in this Section 9.

     9.1 Termination by the Company Other Than for Cause or by the Employee for Good Reason

     If during the Employment Period the Company terminates the Employee's employment other than for Cause or the Employee terminates his employment for Good Reason, the Employee shall be entitled to the following, less any amounts required by applicable law to be withheld by the Company:

          (a) receive payment of the following accrued obligations (the "Accrued Obligations"):

               (i) the Employee's Annual Base Salary, bonus and any accrued commissions through the Date of Termination to the extent not theretofore paid; and

               (ii) any compensation previously deferred by the Employee (together with accrued interest or earnings thereon, if any) and any accrued vacation pay which would be payable under the Company's standard policy, in each case to the extent not theretofore paid;

          (b) an amount as severance pay equal to one-half of Employee's Annual Base Salary for the fiscal year in which the Date of Termination occurs; provided, that such payment shall be in full and final satisfaction of any claim of the Employee against the Company arising out of the officer's employment by the Company or the termination of such employment;

          (c) immediate vesting and exercisability of all options to purchase securities of the Company or its successors held by the Employee, including but not limited to the Employee Options; and

          (d) to the extent that the Employee regularly receives commission payments as part of his or her compensation, to receive commissions (at rates determined in good faith and consistent with past practices) with respect to any sales completed by the Company during the six months immediately following the Date of

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Termination to accounts as to which the Employee had responsibility during the twelve months prior to the Date of Termination.

     9.2  Termination for Cause or Other Than for Good Reason

     If during the Employment Period the Employee's employment shall be terminated by the Company for Cause or by the Employee for other than Good Reason, this Agreement shall terminate without further obligation on the part of the Company to the Employee, other than the Company's obligation to pay the Employee the Accrued Obligations to the extent theretofore unpaid.

     9.3  Expiration of Term

     In the case of a termination of the Employee's employment as a result of the expiration of the Term of this Agreement, this Agreement shall terminate without further obligation on the part of the Company to the Employee, other than the Company's obligation to pay the Employee the Accrued Obligations.

     9.4  Termination Because of Death or Total Disability

     If during the Employment Period the Employee's employment is terminated by reason of the Employee's death or Total Disability, this Agreement shall terminate automatically without further obligation on the part of the Company to the Employee or his legal representatives under this Agreement, other than the Company's obligation to pay the Employee the Accrued Obligations (which shall be paid to the Employee's estate or beneficiary, as applicable in the case of the Employee's death).

     9.5  Payment Schedule

     All payments of the Accrued Obligations and the Severance Obligation, or any portion thereof payable pursuant to this Section 9, shall be made to the Employee within thirty calendar days of the Date of Termination.

     9.6  Cause

     For purposes of this Agreement, "Cause" means cause given by the Employee to the Company and shall be limited to the occurrence of one or more of the following events:

          (a) A clear refusal to carry out any material lawful duties of the Employee or any directions of the Board, all reasonably consistent with the duties described in Section 5.2 hereof, provided the Employee has been given reasonable notice and opportunity to correct any such failure;

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          (b) Violation by the Employee of a state or federal criminal law involving the commission of a crime against the Company or any of its subsidiaries; or

          (c) Deception, fraud, misrepresentation or dishonesty by the Employee; any incident materially compromising the Employee's reputation or ability to represent the Company with investors, customers or the public.

     9.7  Good Reason

     For purposes of this Agreement, "Good Reason" means

          (a) The assignment to the Employee of any duties materially inconsistent with the Employee's title, position, authority, duties or responsibilities as contemplated by Section 5.2 hereof or any other action by the Company which results in a material diminution in such title, position, authority, duties or responsibilities;

          (b) Any failure by the Company to comply with any of the provisions of
Section 7 hereof;

          (c) The Company's requiring the Employee to be based at any office or location other than that described in Section 5.3 hereof;

          (d) Any failure by the Company to comply with and satisfy Section 13 hereof, provided that the Company's successor has received at least ten days' prior written notice from the Company or the Employee of the requirements of
Section 13 hereof; or

          (e) Any other material violation of any provision of this Agreement by the Company.

     9.8  Excess Parachute Limitation

     Notwithstanding any other provisions of this Agreement, if either the Company or the Employee receives confirmation from the Company's independent tax counsel or its certified public accounting firm, or such other accounting firm retained as independent certified public accountants for the Company (the "Tax Advisor"), that any severance benefit granted by the Company to the Employee under this Agreement or otherwise would be considered to be an "Excess Parachute Payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the "Code"), then the following rules shall apply:

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          (i) The Company shall compute the net value to the Employee of all such severance benefits after reduction for the excise taxes imposed by Section 4999 of the Code and for any income taxes that would be imposed on Employee if such severance benefits constituted Employee's sole taxable income.

          (ii) The Company shall next compute the maximum amount of severance benefits that can be provided without any benefits being characterized as Excess Parachute Payments and reduce the result by the amount of any income taxes that would be imposed on Employee if such reduced severance benefits constituted Employee's sole taxable income.

     If the result derived in subparagraph (i) is greater than the result derived in subparagraph (ii), then the Company shall provide Employee the full amount of severance benefits without reduction. If the result derived from subparagraph (i) is not greater than the result derived in subparagraph (ii), then the Company shall provide the Employee the maximum amount of severance benefits that can be provided without any benefits being characterized as Excess Parachute Payments.

10.  REPRESENTATIONS, WARRANTIES AND OTHER CONDITIONS

     In order to induce the Company to enter into this Agreement, the Employee represents and warrants to the Company that neither the execution nor the performance of this Agreement by the Employee will violate or conflict in any way with any other agreement by which the Employee may be bound.

11.  NOTICE AND CURE OF BREACH

     Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than pursuant to the definition of Cause set forth in
Section 9.6 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least ten days' prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the ten-day period.

12.  FORM OF NOTICE

     All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by reputable overnight courier, at the address set

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forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof. Such notice shall be effective upon receipt or upon refusal of the addressee to accept delivery.

     If to Employee:
                     ----------------------------------------------

                     ----------------------------------------------

                     ----------------------------------------------

     If to Company:  Primus Knowledge Solutions, Inc.
                     1601 Fifth Ave., Suite 1900
                     Seattle, WA  98101
                     Attn:  General Counsel
                     Phone:  (206) 292-1000
                     Facsimile:  (206) 292-1825

     Copy to:        Perkins Coie LLP
                     1201 Third Avenue, 40th Floor
                     Seattle, WA  98101-3099
                     Attn:  Greg Gorder
                     Phone:  (206) 583-8888
                     Facsimile:  (206) 583-8500

13.  ASSIGNMENT

     This Agreement is personal to the Employee and shall not be assignable by the Employee. The Company shall assign to and require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean Primus Knowledge Solutions, Inc. and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14.  WAIVERS

     No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express

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waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

15.  AMENDMENTS IN WRITING

     No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Employee.

16.  APPLICABLE LAW

     This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

17.  ARBITRATION

     Any dispute arising under this Agreement shall be subject to arbitration. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules") then in effect, conducted by one arbitrator either mutually agreed upon or selected in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The arbitration shall be conducted in King County, Washington under the jurisdiction of the Seattle office of the American Arbitration Association. The arbitrator shall have authority only to interpret and apply the provisions of this Agreement and shall have no authority to add to, subtract from, or otherwise modify the terms of this Agreement. Any demand for arbitration must be made within 60 days of the event(s) giving rise to the claim that this Agreement has been breached. The arbitrator's decision shall be final and binding, and each party agrees to be bound by the

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arbitrator's award subject, only to an appeal therefrom in accordance with the laws of the state of Washington. Either party may obtain judgment upon the arbitrator's award in the Superior Court of King County, Washington.

18.  SEVERABILITY

     If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, then, to the full extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

19.  ENTIRE AGREEMENT

     This Agreement on and as of the date hereof constitutes the entire agreement between the Company and the Employee with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and the Employee with respect to such subject matter are hereby superseded and nullified in their entireties.

20.  COUNTERPARTS

     This Agreement may be executed in counterparts, each of which counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.  HEADINGS

     All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

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     IN WITNESS WHEREOF, the parties have executed and entered into this
Agreement effective on the date first set forth above.

                              EMPLOYEE



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                              PRIMUS KNOWLEDGE SOLUTIONS, INC.



                              By
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